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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 28, 2000

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)



            DELAWARE                    1-9210                95-4035997
  (State or other jurisdiction        (Commission           (I.R.S. Employer
       of incorporation)              File Number)         Identification No.)



                10889 WILSHIRE BOULEVARD
                LOS ANGELES, CALIFORNIA                     90024
        (Address of principal executive offices)          (ZIP code)


               Registrant's telephone number, including area code:
                                 (310) 208-8800


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ITEM 5. OTHER EVENTS
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     On June 28, 2000, Occidental Petroleum Corporation announced that it and its chemical subsidiary, Occidental Chemical Corporation ("OxyChem"), have signed a letter of intent with Olin Corporation ("Olin") to combine the companies' chlor-alkali and related businesses in a joint venture with annual sales of approximately $1.2 billion.

     The joint venture, to be based in Dallas, Texas, will have an annual capacity of approximately 4 million tons of chlorine, 4.1 million tons of caustic soda and 425,000 tons of potassium hydroxide. OxyChem would own about 66 percent of the venture, and Olin about 34 percent. The alliance will provide both OxyChem and Olin customers with quality products and service while improving operational efficiency.

     The venture will be accomplished without incurring new debt and is expected to achieve cost savings of $60 million annually as a result of operating and supply-chain efficiencies and consolidation of administrative functions.

     The venture will include:

     o Certain of OxyChem's chlor-alkali, ethylene dichloride, potassium hydroxide and related co-product businesses and facilities, including its interest in an Armand Products partnership in Alabama and its Carbocloro joint venture in Brazil.

     o Olin's chlor-alkali, sodium and potassium hypochlorite, and sodium hydrosulfite businesses and facilities in the United States and Brazil, including its interest in the Sunbelt joint venture with The Geon Company.

     Completion of the transaction is expected by the fourth quarter of 2000, subject to approval by each company's board of directors, completion of definitive agreements and review by regulatory agencies.

Forward-Looking Statements

     This report may contain forward-looking statements which reflect management's expectations and are based upon data available at the time the statements were made. Actual results are subject to future events and uncertainties, which could materially impact performance.
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                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              OCCIDENTAL PETROLEUM CORPORATION
                              (Registrant)


DATE:  July 13, 2000          S. P. Dominick, Jr.
                              --------------------------------------------------
                              S. P. Dominick, Jr., Vice President and Controller
                              (Chief Accounting and Duly Authorized Officer)

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